Exhibit 99.1

Canterbury Park Holding Corporation Announces First Quarter 2017 Financial Results

SHAKOPEE, Minn.--(BUSINESS WIRE)--May 15, 2017--Canterbury Park Holding Corporation (NASDAQ: CPHC) (the “Company”) today announced financial results for the first quarter ended March 31, 2017.

The Company’s 2017 first quarter consolidated net revenues were $11.4 million, a 10.1% increase over net revenues of $10.4 million in the 2016 first quarter. Each of the Company’s three business segments posted revenue increases in the 2017 first quarter. Card Casino revenues increased $586,000, or 8.2%, to $7.7 million compared to $7.1 million in the 2016 first quarter, primarily due to a $722,000 increase in table games revenues. Food and beverage revenues increased $265,000, or 24.5%, to $1.4 million compared to $1.1 million in the 2016 first quarter. Pari-mutuel revenues increased $137,000, or 9.8%, to $1.5 million compared to $1.4 million in the 2016 first quarter, primarily due to $216,000 received in source market fees under Advanced Deposit Wagering (“ADW”) legislation that became effective November 1, 2016.

Total operating expenses in the 2017 first quarter increased $711,000, or 7.2%, to $10.6 million compared to $9.9 million during the first quarter of 2016. This increase primarily reflects increased purse, Breeders’ Fund, cost of food and beverage sales and other expenses related to the 10.1% increase in revenues. In addition, professional and contracted services increased $207,000 compared to the 2016 first quarter due mainly to increased consulting fees primarily related to property development initiatives.

The Company’s 2017 first quarter net income was $513,000, a 65% increase compared to 2016 first quarter net income of $311,000. The Company’s 2017 first quarter diluted earnings per share were $0.12, compared $0.07 in the 2016 first quarter.

EBITDA (earnings before interest income, income tax expense, and depreciation and amortization) increased $408,000, or 37.1%, in the 2017 first quarter compared to the same quarter in 2016, and, as a percentage of net revenues, increased to 13.2% in the 2017 first quarter compared to 10.6% in the 2016 first quarter. The increase is due to the increase in net income as well as an increase in depreciation expense of $69,000 resulting from recent capital expenditure projects.

Additional information regarding the Company’s first quarter 2017 results is presented in the accompanying table and in our Form 10-Q Report that will be filed with the Securities and Exchange Commission on May 15, 2017.

Management Comments

Randy Sampson, Canterbury Park’s President and Chief Executive Officer, commented: “We are very pleased with the strong increase in the Company’s 2017 first quarter revenues compared to the 2016 first quarter as it indicates we are making progress on our strategic plan to grow our core businesses. Fueled by an 18% increase in table games revenues, our first quarter Card Casino revenues were our best since 2006. Our Food and Beverage segment posted its best ever first quarter results, primarily due to an increase in our expo center event business. We are also encouraged by the increase in our pari-mutuel revenues, which was due to ADW source market fees. The ADW legislation, which took effect in November of 2016, provides Canterbury Park and our horsemen with partial compensation for wagering revenues we have lost to internet sites. We are currently optimistic that revenues for the remainder of 2017, particularly in table games, will continue to show increases over 2016.

Mr. Sampson added: “Looking ahead, we are enthused as we enter the busiest time of our year, with the centerpiece being our 2017 live racing meet which began on May 5 and will end September 16. By starting the live racing meet earlier this year and conducting live racing on Kentucky Derby day we got off to a great start with attendance of over 20,000 and admissions, food and beverage and card casino revenues at or near all-time records for a Canterbury Park live racing day. With support from our Cooperative Marketing Agreement with the Shakopee Mdewakanton Sioux Community, we expect our barns to be at or near capacity again and will continue to offer high quality and competitive live horse racing at Canterbury Park. We are also working to continue adding more events to the calendar; both during the live racing season as well as the offseason, to more fully utilize our catering areas as well as the expo center and infield concert/festival site.

Finally, we continue to make progress on our development plans as we work with the City of Shakopee and various potential development partners. On May 11, we submitted a Planned Development and Plat approval application to the City for the first phase of an apartment community on our property. This application includes 305 apartment homes on 13.2 acres as the first step in a several month process to seek approval for the project. The development partner is Doran Companies of Bloomington, MN, a leading apartment developer in the Twin Cities market.

Use of Non-GAAP Financial Measures:

To supplement our financial statements, we also provide investors with EBITDA (defined below), which is a non-GAAP measure. EBITDA represents earnings before interest income, income tax expense, and depreciation and amortization. EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles ("GAAP"), and should not be considered an alternative to, or more meaningful than, net income as an indicator of our operating performance, or cash flows from operating activities as a measure of liquidity. EBITDA has been presented as a supplemental disclosure because it is a widely used measure of performance and basis for valuation of companies in our industry. Moreover, other companies that provide EBITDA information may calculate EBITDA differently than we do.

About Canterbury Park:

Canterbury Park Holding Corporation owns and operates Canterbury Park Racetrack, Minnesota’s only thoroughbred and quarter horse racing facility. The Company’s 67-day 2017 live race meet begins on May 5th and ends September 16th. In addition, Canterbury Park’s Card Casino hosts “unbanked” card games 24 hours a day, seven days a week, offering both poker and table games. The Company also conducts year-round wagering on simulcast horse racing and hosts a variety of other entertainment and special events at its facility in Shakopee, Minnesota. For more information about the Company, please visit us at www.canterburypark.com.

Cautionary Statement:

From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, we may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans. These statements are typically preceded by the words “believes,” “expects,” “anticipates,” “intends” or similar expressions. For these forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in federal securities laws. Shareholders and the investing public should understand that these forward-looking statements are subject to risks and uncertainties which could affect our actual results, and cause actual results to differ materially from those indicated in the forward-looking statements. We report these risks and uncertainties in our Form 10-K Report to the SEC. They include, but are not limited to: material fluctuations in attendance at the Racetrack; material changes in the level of wagering by patrons; decline in interest in the unbanked card games offered in the Card Casino; competition from other venues offering unbanked card games or other forms of wagering; competition from other sports and entertainment options; increases in compensation and employee benefit costs; increases in the percentage of revenues allocated for purse fund payments; higher than expected expense related to new marketing initiatives; the impact of wagering products and technologies introduced by competitors; the general health of the gaming sector; legislative and regulatory decisions and changes; our ability to successfully develop our real estate; and other factors that are beyond our ability to control or predict.

CANTERBURY PARK HOLDING CORPORATION’S
SUMMARY OF OPERATING RESULTS
(UNAUDITED)

	Three Months	Three Months
	Ended	Ended
	March 31, 2017	March 31, 2016

Operating Revenues, (net)	$11,443,071	$10,393,311

Operating Expenses	$10,581,262	$9,870,318

Non-Operating Income, net	$12,188	$945

Income Before Income Taxes	$873,997	$523,938

Income Tax Expense	$(361,000)	$(213,186)

Net Income	$512,997	$310,752

Basic Net Income Per Common Share	$0.12	$0.07

Diluted Net Income Per Common Share	$0.12	$0.07

RECONCILIATION OF NET INCOME TO EBITDA

	Three Months	Three Months
	Ended	Ended
	March 31, 2017	March 31, 2016

Net income	$512,997	$310,752

Interest income, net of interest expense	(12,188)	(945)

Income tax expense	361,000	213,186

Depreciation & Amortization	645,723	576,480

EBITDA	$1,507,532	$1,099,473

CONTACT:
Canterbury Park Holding Corporation
Randy Sampson, 952-445-7223